Exhibit 99.1

Ichor Holdings, Ltd. Announces Third Quarter 2020 Financial Results

FREMONT, Calif., November 2, 2020–Ichor Holdings, Ltd. (NASDAQ: ICHR), a leader in the design, engineering, and manufacturing of critical fluid delivery subsystems for semiconductor capital equipment, today announced third quarter 2020 financial results.

Highlights for the third quarter of 2020:

•	Revenues of $228 million, up 47% year-over-year and our sixth consecutive quarter of revenue growth;
•	Gross margin of 14.3% on a GAAP basis and 14.6% on a non-GAAP basis;
•	Net earnings of $0.45 per diluted share on a GAAP basis and $0.62 on a non-GAAP basis; and
•	Cash flow from operations of $23.3 million and free cash flow of $20.7 million.

“We are pleased to again report sequential increases in our quarterly revenues, gross margin, operating margin, and earnings per share for the third quarter of 2020,” commented Jeff Andreson, chief executive officer of Ichor. “Year-to-date in 2020, our results demonstrate strong execution against our stated objectives to outperform industry growth and also grow earnings faster than revenues, with revenues up 55%, and earnings up over twice that rate, for the first nine months of the year.  Multiple drivers for our continued outperformance in 2020 include meaningful gains in market share, the continued ramp of EUV system shipments, and strong year-over-year growth in etch and CVD as a result of the beginning of a recovery in memory spending.” Mr. Andreson concluded, “Longer-term, the technology transitions to next-generation device nodes in both logic and memory are expected to drive continued growth in our served markets, and we believe Ichor is well-positioned to continue to deliver revenue growth outperformance as well as increased operating leverage in our future results.”

	Q3 2020	Q2 2020	Q3 2019
	(dollars in thousands, except per share amounts)
U.S. GAAP Financial Results:
Net sales	$227,678	$221,564	$154,456
Gross profit percent	14.3%	13.2%	13.4%
Operating income percent	5.5%	4.2%	2.2%
Net income	$10,548	$6,811	$923
Diluted EPS	$0.45	$0.30	$0.04

	Q3 2020	Q2 2020	Q3 2019
	(dollars in thousands, except per share amounts)
Non-GAAP Financial Results:
Net sales	$227,678	$221,564	$154,456
Gross profit percent	14.6%	14.0%	13.5%
Operating income percent	8.3%	7.5%	5.8%
Adjusted net income	$14,581	$12,569	$6,748
Diluted EPS	$0.62	$0.54	$0.30

U.S. GAAP Financial Results Overview

For the third quarter of 2020, revenue was $227.7 million, net income was $10.5 million, and net income per diluted share (“diluted EPS”) was $0.45. This compares to revenue of $221.6 million and $154.5 million, net income of $6.8 million and $0.9 million, and diluted EPS of $0.30 and $0.04, for the second quarter of 2020 and third quarter of 2019, respectively.

Non-GAAP Financial Results Overview

For the third quarter of 2020, non-GAAP net income was $14.6 million and non-GAAP diluted EPS was $0.62. This compares to non-GAAP net income of $12.6 million and $6.7 million, and non-GAAP diluted EPS of $0.54 and $0.30, for the second quarter of 2020 and third quarter of 2019, respectively.

Fourth Quarter 2020 Financial Outlook

For the fourth quarter of 2020, we expect revenue to be in the range of $220 million to $245 million. We expect GAAP diluted EPS to be in the range of $0.38 to $0.59 and non-GAAP diluted EPS to be in the range of $0.59 to $0.77.

This outlook for non‑GAAP diluted EPS excludes known charges related to amortization of intangible assets, share‑based compensation expense, tax adjustments related to these non-GAAP adjustments, and non-recurring charges known at the time of providing this outlook. This outlook for non-GAAP diluted EPS excludes any items that are unknown at this time, such as non-recurring tax-related items or other unusual items which we are not able to predict without unreasonable efforts due to their inherent uncertainty.

COVID-19 Pandemic and Market Conditions Update

The COVID‑19 pandemic and related economic repercussions have created, and are expected to continue to create, significant volatility, uncertainty, and turmoil in our industry. As a result of governmental shelter-in-place orders instituted in March 2020, our facilities in California and Malaysia were shut down for durations ranging from approximately 1‑3 weeks near the end of the first quarter. While our facilities are currently not subject to any site-wide government shutdowns, “social distancing” guidelines are resulting, and will continue to result in, reduced factory capacity. In addition, an increase in direct costs within our factories associated with employee personal protective equipment (“PPE”), facility cleaning and layout changes, together with increases in logistics costs and employee labor costs, as well as other operating inefficiencies have resulted in, and may continue to result in, lower revenues and operating margins. The extent and duration of these impacts cannot be specifically quantified given the dynamic nature and breadth of the pandemic’s impact on our operations and that of our customers and suppliers.

Balance Sheet and Cash Flow Results

We ended the third quarter of 2020 with cash of $78.9 million, an increase of $22.0 million from the end of the prior quarter, and an increase of $18.3 million from December 27, 2019. The increase from the end of the prior quarter was primarily due to cash provided by operating activities of $23.3 million and net proceeds from the issuance of shares under our share-based compensation plans of $3.5 million, partially offset by capital expenditures of $2.6 million and a scheduled term loan payment of $2.2 million. The increase from December 27, 2019 was primarily due to net proceeds from our credit facilities of $23.4 million and net proceeds from the issuance of shares under our share-based compensation plans of $5.0 million, partially offset by capital expenditures of $8.3 million and cash used in operating activities of $1.9 million.

Our cash used in operating activities of $1.9 million for the nine months ended September 25, 2020 consisted of net income of $20.8 million and net non-cash charges of $26.2 million, offset by an increase in our net operating assets and liabilities of $48.9 million. Net non-cash charges primarily consisted of depreciation and amortization of $18.0 million and share-based compensation of $7.4 million. The increase in our net operating assets and liabilities was primarily due to a decrease of accounts payable of $23.7 million, an increase in accounts receivable of $19.3 million, and an increase in inventories of $10.5 million, partially offset by an increase in accrued and other liabilities of $5.1 million. The decrease in accounts payable was primarily due to the timing of purchases, material receipts, and payments near the end of the third quarter of 2020 and the fourth quarter of 2019; the fourth quarter of 2019 included higher purchasing activity near the end of the quarter compared to the third quarter of 2020. The increase in accounts receivable was primarily due to increased sales volume during the quarter compared to the fourth quarter of 2019, as well as the timing of third quarter sales being heavily back-end weighted.

Use of Non-GAAP Financial Results

In addition to U.S. GAAP results, this press release also contains non-GAAP financial results, including non-GAAP gross profit, non‑GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, and free cash flow. Management uses these non-GAAP metrics to evaluate our operating and financial results. We believe the presentation of non-GAAP results is useful to investors for analyzing business trends and comparing performance to prior periods, along with enhancing investors’ ability to view our results from management’s perspective. Non-GAAP gross profit, operating income, and net income are defined as: gross profit, operating income, or net income excluding (1) amortization of intangible assets, share-based compensation expense, and non-recurring expenses, including contract settlement losses and facility shutdown costs, to the extent they are present in gross profit, operating income, and net income; and (2) the tax impacts associated with our non-GAAP adjustments, as well as non-recurring discrete tax items. Non-GAAP diluted EPS is defined as non-GAAP net income divided by weighted average diluted ordinary shares outstanding during the period. Free cash flow is defined as cash provided by operating activities, less capital expenditures. Tables showing these metrics on a GAAP and non-GAAP basis, with reconciliation footnotes thereto, are included at the end of this press release.

Non-GAAP results have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for our results reported under GAAP. Other companies may calculate non-GAAP results differently or may use other measures to evaluate their performance, both of which could reduce the usefulness of our non-GAAP results as a tool for comparison.

Because of these limitations, you should consider non-GAAP results alongside other financial performance measures and results presented in accordance with GAAP. In addition, in evaluating non-GAAP results, you should be aware that in the future we will incur expenses such as those that are the subject of adjustments in deriving non-GAAP results and you should not infer from our presentation of non-GAAP results that our future results will not be affected by these expenses or any unusual or non-recurring items.

Conference Call

We will conduct a conference call to discuss our third quarter 2020 results and business outlook on November 2, 2020, at 1:30 p.m. PST.

To listen to a live webcast of the call, please visit our investor relations website at ir.ichorsystems.com, or go to the live link at webcasts.eqs.com/ichorholdings20201102. To listen via telephone, please call (877) 407‑0989 (domestic) or +1 (201) 389‑0921 (international), conference ID: 13711016.

After the call, an on-demand replay will be available at the same webcast link.

About Ichor

We are a leader in the design, engineering and manufacturing of critical fluid delivery subsystems and components for semiconductor capital equipment. Our product offerings include gas and chemical delivery subsystems, collectively known as fluid delivery subsystems, which are key elements of the process tools used in the manufacturing of semiconductor devices. Our gas delivery subsystems deliver, monitor and control precise quantities of the specialized gases used in semiconductor manufacturing processes such as etch and deposition. Our chemical delivery subsystems precisely blend and dispense the reactive liquid chemistries used in semiconductor manufacturing processes such as chemical-mechanical planarization, electroplating, and cleaning. We also manufacture precision-machined components, weldments, and proprietary products for use in fluid delivery systems for direct sales to our customers, as well as certain components for internal use in fluid delivery systems and for direct sales to our customers. This vertically-integrated portion of our business is primarily focused on metal and plastic parts that are used in gas and chemical systems, respectively. We are headquartered in Fremont, CA. ichorsystems.com.

We use a 52- or 53-week fiscal year ending on the last Friday in December. The three months ended September 25, 2020, June 26, 2020, and September 27, 2019 were all 13 weeks. References to the third and second quarter of 2020 and the third quarter of 2019 relate to the three-month periods then ended.

Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "guidance," "expects," "intends," "projects," "plans," "believes," "estimates," "targets," "anticipates," “look forward,” and similar expressions are used to identify these forward-looking statements.

Examples of forward-looking statements include, but are not limited to, statements regarding financial results for our fourth fiscal quarter of 2020, statements regarding the impacts of the COVID-19 pandemic, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements, including: (1) dependence on expenditures by manufacturers and cyclical downturns in the semiconductor capital equipment industry, (2) reliance on a very small number of original equipment manufacturers for a significant portion of sales, (3) negotiating leverage held by our customers, (4) competitiveness and rapid evolution of the industries in which we participate, (5) risks associated with weakness in the global economy and geopolitical instability, (6) keeping pace with developments in the industries we serve and with technological innovation generally, (7) designing, developing and introducing new products that are accepted by original equipment manufacturers in order to retain our existing customers and obtain new customers, (8) managing our manufacturing and procurement process effectively, (9) defects in our products that could damage our reputation, decrease market acceptance and result in potentially costly litigation, (10)  dependence on a limited number of suppliers, and (11) the impact of the COVID‑19 pandemic, any related or unrelated public health threat or fear of such event on economic activity, us and our customers, suppliers, employees, and other business relations, including, but not limited to, demand for our products, workforce availability, and costs to manufacture our products. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission (the “SEC”), including other risks, relevant factors and uncertainties identified in the "Risk Factors" section of our Annual Report on Form 10‑K filed with the SEC on March 6, 2020, and subsequent filings with the SEC.

All forward-looking statements in this press release are based upon information available to us as of the date hereof, and qualified in their entirety by this cautionary statement. We undertake no obligation to update or revise any forward-looking statements contained herein, whether as a result of actual results, changes in our expectations, future events or developments, or otherwise, except as required by law.

Contact:

Larry Sparks, CFO 510-897-5200

Claire McAdams, IR & Strategic Initiatives 530-265-9899

IR@ichorsystems.com

Source: Ichor Holdings, Ltd.

ICHOR HOLDINGS, LTD.

Consolidated Balance Sheets

(dollars in thousands, except per share amounts)

(unaudited)

	September 25, 2020	December 27, 2019
Assets
Current assets:
Cash	$78,919	$60,612
Accounts receivable, net	104,121	84,849
Inventories, net	137,583	127,037
Prepaid expenses and other current assets	5,577	4,449
Total current assets	326,200	276,947
Property and equipment, net	44,574	44,541
Operating lease right-of-use assets	10,863	14,198
Other noncurrent assets	4,101	1,094
Deferred tax assets, net	4,674	4,738
Intangible assets, net	42,019	52,027
Goodwill	173,010	173,010
Total assets	$605,441	$566,555
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$107,648	$131,578
Accrued liabilities	16,785	12,814
Other current liabilities	9,949	5,233
Current portion of long-term debt	8,750	8,750
Current portion of lease liabilities	5,167	5,492
Total current liabilities	148,299	163,867
Long-term debt, less current portion, net	193,467	169,304
Lease liabilities, less current portion	6,040	9,081
Deferred tax liabilities	210	210
Other non-current liabilities	2,758	2,677
Total liabilities	350,774	345,139
Shareholders’ equity:
Preferred shares ($0.0001 par value; 20,000,000 shares authorized; zero shares issued and outstanding)	—	—
Ordinary shares ($0.0001 par value; 200,000,000 shares authorized; 23,160,672 and 22,618,708 shares outstanding, respectively; 27,598,111 and 27,056,147 shares issued, respectively)	2	2
Additional paid in capital	254,811	242,318
Treasury shares at cost (4,437,439 shares)	(91,578)	(91,578)
Retained earnings	91,432	70,674
Total shareholders’ equity	254,667	221,416
Total liabilities and shareholders’ equity	$605,441	$566,555

ICHOR HOLDINGS, LTD.

Consolidated Statement of Operations

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 25, 2020	June 26, 2020	September 27, 2019	September 25, 2020	September 27, 2019
Net sales	$227,678	$221,564	$154,456	$669,270	$431,482
Cost of sales	195,172	192,302	133,763	578,728	371,033
Gross profit	32,506	29,262	20,693	90,542	60,449
Operating expenses:
Research and development	3,269	3,509	2,987	10,100	8,012
Selling, general, and administrative	13,367	13,113	11,048	43,098	33,491
Amortization of intangible assets	3,338	3,336	3,336	10,008	9,675
Total operating expenses	19,974	19,958	17,371	63,206	51,178
Operating income	12,532	9,304	3,322	27,336	9,271
Interest expense	2,052	2,302	2,663	6,728	8,193
Other expense (income), net	242	2	(43)	213	(12)
Income before income taxes	10,238	7,000	702	20,395	1,090
Income tax expense (benefit)	(310)	189	(221)	(363)	(1,687)
Net income	$10,548	$6,811	$923	$20,758	$2,777
Net income per share:
Basic	$0.46	$0.30	$0.04	$0.91	$0.12
Diluted	$0.45	$0.30	$0.04	$0.89	$0.12
Shares used to compute net income per share:
Basic	23,051,994	22,836,400	22,454,408	22,875,186	22,373,181
Diluted	23,347,460	23,066,976	22,718,882	23,199,618	22,629,855

ICHOR HOLDINGS, LTD.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 25, 2020	June 26, 2020	September 27, 2019	September 25, 2020	September 27, 2019
Cash flows from operating activities:
Net income	$10,548	$6,811	$923	$20,758	$2,777
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	6,367	5,925	5,497	18,029	15,957
Share-based compensation	2,417	2,141	1,792	7,423	4,597
Deferred income taxes	(320)	(338)	(697)	64	(869)
Amortization of debt issuance costs	242	241	242	726	696
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	738	(17,286)	(35,569)	(19,272)	(36,853)
Inventories, net	11,607	(5,469)	2,651	(10,546)	15,284
Prepaid expenses and other assets	(1,035)	1,431	434	(472)	3,492
Accounts payable	(9,976)	(1,337)	27,589	(23,693)	23,413
Accrued liabilities	864	3,706	1,367	4,002	661
Other liabilities	1,853	28	114	1,103	(4,152)
Net cash provided by (used in) operating activities	23,305	(4,147)	4,343	(1,878)	25,003
Cash flows from investing activities:
Capital expenditures	(2,626)	(3,195)	(2,231)	(8,291)	(8,348)
Cash paid for intangible assets	—	—	—	—	(8,147)
Net cash used in investing activities	(2,626)	(3,195)	(2,231)	(8,291)	(16,495)
Cash flows from financing activities:
Issuance of ordinary shares under share-based compensation plans	3,643	308	655	6,609	3,217
Employees' taxes paid upon vesting of restricted share units	(184)	(393)	(48)	(1,570)	(222)
Repurchase of ordinary shares	—	—	—	—	(1,599)
Borrowings on revolving credit facility	—	25,000	—	30,000	5,000
Repayments on revolving credit facility	—	—	(14,000)	—	(22,000)
Repayments on term loan	(2,188)	(2,187)	—	(6,563)	(6,563)
Net cash provided by (used in) financing activities	1,271	22,728	(13,393)	28,476	(22,167)
Net increase (decrease) in cash	21,950	15,386	(11,281)	18,307	(13,659)
Cash at beginning of period	56,969	41,583	41,456	60,612	43,834
Cash at end of period	$78,919	$56,969	$30,175	$78,919	$30,175
Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$2,186	$2,104	$360	$6,426	$6,115
Cash paid during the period for taxes, net of refunds	$145	$—	$337	$179	$1,961
Supplemental disclosures of non-cash activities:
Capital expenditures included in accounts payable	$537	$1,191	$712	$537	$712
Right-of-use assets obtained in exchange for new operating lease liabilities	$—	$—	$—	$328	$566

ICHOR HOLDINGS, LTD.

Reconciliation of U.S. GAAP Gross Profit to Non-GAAP Gross Profit

(dollars in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 25, 2020	June 26, 2020	September 27, 2019	September 25, 2020	September 27, 2019
U.S. GAAP gross profit	$32,506	$29,262	$20,693	$90,542	$60,449
Non-GAAP adjustments:
Share-based compensation	289	239	186	724	509
Other non-recurring expense, net (1)	—	—	—	—	129
Contract settlement loss (2)	—	—	—	1,386	—
Facility shutdown costs (3)	408	1,475	—	1,883	—
Non-GAAP gross profit	$33,203	$30,976	$20,879	$94,535	$61,087
U.S. GAAP gross margin	14.3%	13.2%	13.4%	13.5%	14.0%
Non-GAAP gross margin	14.6%	14.0%	13.5%	14.1%	14.2%

(1)	Included in this amount for all periods presented are costs associated with restructuring and transitioning key leadership roles.
(2)	During the first quarter of 2020, we reached a mutual settlement with the counterparty of a contract dispute and, accordingly, recorded a $1.4 million contract settlement loss to cost of sales.
(3)

During the second quarter of 2020, we announced the closure of our manufacturing facility in Union City, California, which we expect to complete by the end of the first quarter of 2021. Included in this amount are (i) inventory write-off costs of $1.3 million amount for the second quarter of 2020 and nine months ended September 25, 2020; (ii) severance costs associated with affected employees of $0.2 million, $0.2 million, and $0.4 million for the third quarter of 2020, second quarter of 2020, and nine months ended September 25, 2020, respectively; and (iii) accelerated depreciation charges in excess of pre-shutdown decision run-rate associated with property and equipment expected to be abandoned at the time of facility closure of $0.2 million for the third quarter of 2020 and nine months ended September 25, 2020.

ICHOR HOLDINGS, LTD.

Reconciliation of U.S. GAAP Operating Income to Non-GAAP Operating Income

(dollars in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 25, 2020	June 26, 2020	September 27, 2019	September 25, 2020	September 27, 2019
U.S. GAAP operating income	$12,532	$9,304	$3,322	$27,336	$9,271
Non-GAAP adjustments:
Amortization of intangible assets	3,338	3,336	3,336	10,008	9,675
Share-based compensation	2,417	2,141	1,792	7,423	4,597
Other non-recurring expense, net (1)	239	195	476	3,124	2,323
Contract settlement loss (2)	—	—	—	1,386	—
Facility shutdown costs (3)	481	1,536	—	2,017	—
Non-GAAP operating income	$19,007	$16,512	$8,926	$51,294	$25,866
U.S. GAAP operating margin	5.5%	4.2%	2.2%	4.1%	2.1%
Non-GAAP operating margin	8.3%	7.5%	5.8%	7.7%	6.0%

(1)

Included in this amount for the third quarter of 2020 are primarily non-capitalizable costs incurred in connection with our implementation of a new ERP system and a Sarbanes-Oxley (“SOX”) compliance program.

Included in this amount for the second quarter of 2020 are primarily (i) acquisition-related expenses associated with a two-year retention agreement between the Company and key management personnel of IAN (the “IAN retention agreement”), which we acquired in April 2018, and (ii) non-capitalizable costs incurred in connection with our implementation of a new ERP system and a Sarbanes-Oxley (“SOX”) compliance program.

Included in this amount for the third quarter of 2019 are primarily (i) acquisition-related expenses associated with the IAN retention agreement and (ii) costs associated with restructuring and transitioning key leadership roles.

Included in this amount for the nine months ended September 25, 2020 are primarily (i) acquisition-related expenses associated with the IAN retention agreement, and (ii) non-capitalizable costs incurred in connection with our implementation of a new ERP system and a Sarbanes-Oxley (“SOX”) compliance program.

Included in this amount for the nine months ended September 27, 2019 are primarily (i) acquisition-related expenses associated with a charge to expense from the extinguishment of an indemnification asset related to our acquisition of Cal‑Weld in 2017 and the IAN retention agreement, (ii) costs associated with restructuring and transitioning key leadership roles, and (iii) non-capitalizable costs incurred with implementing a new ERP system.

(2)	During the first quarter of 2020, we reached a mutual settlement with the counterparty of a contract dispute and, accordingly, recorded a $1.4 million contract settlement loss to cost of sales.
(3)

During the second quarter of 2020, we announced the closure of our manufacturing facility in Union City, California, which we expect to complete by the end of the first quarter of 2021. Included in this amount are (i) inventory write-off costs of $1.3 million amount for the second quarter of 2020 and nine months ended September 25, 2020; (ii) severance costs associated with affected employees of $0.2 million, $0.2 million, and $0.4 million for the third quarter of 2020, second quarter of 2020, and nine months ended September 25, 2020, respectively; and (iii) accelerated depreciation charges in excess of pre-shutdown decision run-rate associated with property and equipment expected to be abandoned at the time of facility closure of $0.3 million for the third quarter of 2020 and nine months ended September 25, 2020.

ICHOR HOLDINGS, LTD.

Reconciliation of U.S. GAAP Net Income to Non-GAAP Net Income

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 25, 2020	June 26, 2020	September 27, 2019	September 25, 2020	September 27, 2019
U.S. GAAP net income	$10,548	$6,811	$923	$20,758	$2,777
Non-GAAP adjustments:
Amortization of intangible assets	3,338	3,336	3,336	10,008	9,675
Share-based compensation	2,417	2,141	1,792	7,423	4,597
Other non-recurring expense, net (1)	239	195	476	3,124	2,323
Contract settlement loss (2)	—	—	—	1,386	—
Facility shutdown costs (3)	481	1,536	—	2,017	—
Tax adjustments related to non-GAAP adjustments (4)	(2,442)	(1,450)	221	(5,508)	(1,955)
Non-GAAP net income	$14,581	$12,569	$6,748	$39,208	$17,417
U.S. GAAP diluted EPS	$0.45	$0.30	$0.04	$0.89	$0.12
Non-GAAP diluted EPS	$0.62	$0.54	$0.30	$1.69	$0.77
Shares used to compute diluted EPS	23,347,460	23,066,976	22,718,882	23,199,618	22,629,855

(1)	See footnote 1 on preceding table.
(2)	See footnote 2 on preceding table.
(3)	See footnote 3 on preceding table.
(4)

Adjusts U.S. GAAP income tax expense (benefit) for impact of our non-GAAP adjustments, as defined, including the impacts of excluding share-based compensation, amortization of intangible assets, and other non-recurring expenses. This adjustment also excludes the impact of non-recurring discrete tax items.

ICHOR HOLDINGS, LTD.

Reconciliation of U.S. GAAP Net Cash Provided by Operating Activities to Free Cash Flow

(in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 25, 2020	June 26, 2020	September 27, 2019	September 25, 2020	September 27, 2019
Net cash provided by (used in) operating activities	$23,305	$(4,147)	$4,343	$(1,878)	$25,003
Capital expenditures	(2,626)	(3,195)	(2,231)	(8,291)	(8,348)
Free cash flow	$20,679	$(7,342)	$2,112	$(10,169)	$16,655